ABACUS GLOBAL MANAGEMENT, INC.
INSIDER TRADING POLICY
Purpose
This Insider Trading Policy (“Policy”) provides guidelines with respect to transactions in the securities of Abacus Global Managemnt, Inc.(together with its subsidiaries, “Abacus”) and the handling of confidential information about Abacus and the companies with which Abacus does business.
Persons Subject to the Policy
All directors, officers, employees and advisory board members of Abacus, and any family members living in such a person’s household, other members of such a person’s household and any entity controlled by such a person (each a “Covered Person”) are subject to, and must comply with, this Policy. The Office of the General Counsel shall maintain a list of all Abacus employees identified as a “Designated Employee” for purposes of this Policy. Abacus reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
Transactions Subject to the Policy
This Policy applies to transactions in Abacus’s securities, including Abacus’s common stock, warrants, options for common stock, restricted stock units and any other securities Abacus may issue from time to time, as well as derivative securities not issued by Abacus, such as exchange-traded put or call options or swaps relating to Abacus’s securities (collectively referred to in this Policy as “Abacus Securities”).
Statement of Policy
No Covered Person who is aware of Material Nonpublic Information (defined below) relating to Abacus may, directly or indirectly, through family members or other persons or entities:
(1)Engage in transactions in Abacus Securities, except as otherwise specifically permitted by this Policy or Abacus;
(2)Recommend the purchase or sale of any Abacus Securities;
(3)Disclose Material Nonpublic Information to persons within Abacus whose jobs do not require them to have that information, or to persons outside of Abacus, unless any such disclosure is required in fulfillment of their job responsibilities and subject to appropriate confidentiality restrictions; or
(4)Assist anyone engaged in the above activities.
In addition, a Covered Person who, in the course of working for Abacus, learns of Material Nonpublic Information about a company with which Abacus has a relationship or does business, including a customer or supplier of Abacus, may not:
•Trade in that company’s securities until the information becomes public or is no longer material; or
•Disclose such information to anyone other than a co-worker within Abacus with a business need to know such information.

Anyone with any questions regarding trading in Abacus Securities, including questions regarding restrictions on a specific transaction, should contact Abacus’s Office of the General Counsel.
Definition of Material Nonpublic Information
“Material Nonpublic Information” is positive or negative information that is not generally known to the public and, if publicly known, would be considered by a reasonable investor to be important in making a decision to buy, hold or sell securities or might reasonably be expected to affect the market for or price of Abacus Securities (or the securities of a company with which Abacus has a relationship or does business). While it is not possible to define all categories of Material Nonpublic Information, there are various categories of information that are particularly sensitive and, as a general rule, should be considered material. Examples of such information include:
•Financial results;
•Projections of future earnings or losses, or other earnings guidance;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed merger, acquisition or tender offer;
•A change in dividend policy, the declaration of a dividend or a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Abacus Securities;
•A change in management or key personnel;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Bankruptcies;
•Cybersecurity or data security incidents; and
•The gain or loss of a significant customer or business partner.
Directors, Officers, Advisory Board and Designated Employees: Special and Prohibited Transactions
Abacus has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Abacus’s directors, officers, advisory board members or Designated Employees engage in certain types of transactions. It therefore is Abacus’s policy that directors, officers, advisory board members and Designated Employees may not engage in any of the following transactions:
•Short sales of Abacus Securities;
•Transactions in publicly-traded options, including put options, call options or other derivative securities, on an exchange or in any other organized market; but excluding transactions in warrants to purchase Abacus common stock;

•Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;
• Any other hedging or derivative transactions designed to hedge or offset the effect of a change in the market price of Abacus Securities.
Margin Accounts and Pledges
Directors, officers, advisory board members or Designated Employees are prohibited from pledging company securities as collateral for a loan, unless pre-cleared by the General Counsel. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in company securities pursuant to a Blackout Period restriction. Any directors, officers, advisory board members or Designated Employees preparing to pledge company securities must clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Any person proposing to pledge company securities as collateral for a loan must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
Directors, Executive Officers, Advisory Board and Designated Employees: Additional Procedures
Abacus has established the following additional procedures applicable to directors, executive officers, advisory board members and Designated Employees:
•Pre-Clearance Procedures. No one subject to these procedures may engage in any transaction in Abacus Securities without first obtaining pre-clearance of the transaction from Abacus. A request for pre-clearance should be submitted to Abacus’s Office of the General Counsel at least three (3) business days in advance of the proposed transaction, or such shorter period as may be acceptable to such Office.
Any pre-clearance received from the Office of the General Counsel to engage in a proposed transaction is effective as of the first to occur of (a) five (5) business days from the preclearance date, (b) the beginning of a Blackout Period (as defined below) or (c) the time at which such person comes into possession of Material Nonpublic Information, after which preapproval must be requested again. If anyone subject to these procedures comes into possession of Material Nonpublic Information after obtaining pre-clearance, he or she should immediately stop any transactions in Abacus Securities.
•Quarterly Trading Restrictions. No one subject to this restriction may conduct any transactions involving Abacus Securities (other than as specified by this Policy), during a “Blackout Period” beginning 10 calendar days prior to the end of each fiscal quarter and ending on the third business day following the date of the public release of Abacus’s earnings results for that quarter. Following the receipt of pre-clearance as described above, those persons subject to this restriction generally may conduct transactions in Abacus Securities during the “Window Period” beginning on the third business day following the public release of Abacus’s quarterly earnings and ending 10 calendar days prior to the close of the next fiscal quarter.
•Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to Abacus and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Office of the General

Counsel may not trade Abacus Securities. In that situation, the Office of the General Counsel may notify these persons that they should not trade in Abacus Securities.
•Exceptions. The requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans (as defined below).
Rule 10b5-1 Plans
If an individual enters into a plan that meets the requirements of Rule 10b5-1, as amended from time to time (a “Rule 10b5-1 Plan”), Abacus Securities may be purchased or sold pursuant to such Rule 10b5-1 Plan by that person without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by Abacus and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. No further pre-approval of transactions conducted pursuant to an Abacus-approved Rule 10b5-1 Plan will be required. However, any modification or termination of a Rule 10b5-1 Plan must be promptly disclosed to the Company’s General Counsel and CEO.
Post-Termination Transactions
This Policy continues to apply to transactions in Abacus Securities even after termination of an individual’s service to Abacus. If an individual is in possession of Material Nonpublic Information when his or her service terminates, that individual may not trade in Abacus Securities until that information has become public or is no longer material.
Transactions Not Involving a Purchase or Sale
Bona fide gifts of securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to trade the securities while the donor is in possession of Material Nonpublic Information, are not transactions subject to this Policy.
Consequences of Violations
The purchase or sale of Abacus Securities or other relevant securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in Abacus Securities or other relevant securities, is prohibited by federal and state laws (as well as the laws of foreign jurisdictions). Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. In addition, an individual’s failure to comply with this Policy may subject the individual to Abacus-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.
Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Office of the General Counsel.

Adopted November 9, 2023 by the Board of Directors of Abacus (revised for name change 3/2025)